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                                                                    Exhibit D(2)


                         INVESTMENT MANAGEMENT AGREEMENT

                                     Between

                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

                                       and

                           MML SERIES INVESTMENT FUND

(as to the MML Equity, MML Money Market, MML Blend, MML Small Cap Value MML Equity, MML Equity Index, MML Growth Equity and MML Small Cap Growth Equity
Fund)
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                         INVESTMENT MANAGEMENT AGREEMENT


         This INVESTMENT MANAGEMENT AGREEMENT (the "Agreement"), dated May 3, 1999 by and between MML Series Investment Fund (the "Trust") on behalf of [MML Equity, MML Money Market, MML Blend, MML Small Cap Value Equity, MML Equity Index, MML Growth Equity and MML Small Cap Growth Equity Fund] (the "Fund") and Massachusetts Mutual Life Insurance Company (the "Adviser").

     WHEREAS, the Trust, on behalf of the Fund, and the Adviser wish to enter into an investment management agreement whereby the Adviser will (1) perform certain investment management services for the Fund, (2) perform administrative functions relating to the Fund, and (3) assume certain expenses of the Fund;

     NOW, THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

1. Investment Management Services to be Rendered to the Fund. The Fund hereby
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engages the Adviser to act as investment manager for and to manage the investment and reinvestment of the assets of the Fund, subject to such general or specific instructions as may be given by the Board of Trustees of the Trust. The Adviser hereby agrees, at its own expense, to render the services and to assume the obligations of investment manager.

In placing portfolio transactions for the Fund, the Adviser will follow such practices as may from time to time be set forth in the Trust's most recent prospectus or specified by its Board of Trustees.

2. Sub-Advisory Agreements. The Adviser may enter into sub-advisory agreements
--------------------------
with persons ("Sub-Advisers") pursuant to which the Adviser delegates any or all of its functions hereunder to one or more Sub-Advisers provided that a majority of the Trust's Board of Trustees, that are not interested persons of the Trust or the Adviser, approve the agreement and provided further, that, to the extent required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, a majority of the outstanding voting shares of the Fund must also approve the agreement. The Adviser shall pay all compensation of any such Sub-Advisers and will have the right to terminate the services of any Sub-Adviser at any time on no more than 60 days' notice, subject to the approval of the Board of Trustees, and thereupon shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected.

3. Administrative Services to be Provided and Expenses to be Assumed by the
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Adviser. Until the termination of the employment of the Adviser as investment
-------
manager for the Fund, the Adviser will provide, or provide for, all services required for the administration of the Trust and the Fund. The Trust (or the Fund) shall bear its own expenses, with the following exceptions: the Adviser shall bear the cost of investment advisory services, fund accounting and other administrative service expenses, and distribution expenses.

4. Compensation to be Paid by the Fund to the Adviser. For the services rendered
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hereunder, the Fund shall pay to the Adviser as of the last day of each calendar quarter a fee at the annual rate of: (see Appendix for various compensation amounts) determined as of 4:00 p.m. Eastern Time (or at such other time as the Board of Trustees may establish) on each day the Exchange is open for trading.

5. Services of the Adviser to the Trust and the Fund Not Exclusive. The services
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of the Adviser to the Trust and the Fund under this Agreement are not to be deemed exclusive and the Adviser shall be free to render similar services to others.
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6. Use of Name by the Trust and the Fund. The Trust and the Fund recognize the
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Adviser's control of the initials "MML" and agrees that its right to use these initials is non-exclusive and can be terminated by the Adviser at any time. The use of such initials will automatically be terminated if at any time the Adviser or a wholly-owned subsidiary of the Adviser ceases to be investment manager for the Fund. If, at any time, the use of the initials "MML" is terminated, the continuance of this Agreement will be submitted to shareholders of the Fund at a meeting specifically called for that purpose.

7. Interested and Affiliated Persons. It is understood that members of the Board
------------------------------------
of Trustees, members of the Advisory Board, officers, employees or agents of the Trust or the Fund may also be directors, officers, employees or agents of the Adviser, and that the Adviser, its directors, officers, employees or agents maybe interested in the Fund as shareholders or otherwise.

8. Records and Confidentiality. All records pertaining to the operation and
------------------------------
administration of the Trust and the Fund (whether prepared by the Adviser or supplied to the Adviser by the Trust or the Fund) are the property and subject to the control of the Trust. In the event of the termination of this agreement, all such records in the possession of the Adviser shall be promptly turned over to the Trust free from any claim or retention of rights. All such records shall be deemed to be confidential in nature and the Adviser shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by the Trust or as required by federal or state regulatory authorities. The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Adviser or the Trust, present or future, any information, reports or other material obtained pursuant to this Agreement which any such body may request or require pursuant to applicable laws or regulations.

9. Liability Regarding Investment Management. In the absence of willful
--------------------------------------------
misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or of reckless disregard of such obligations and duties, neither the Adviser nor any of its officers, directors, employees or agents shall be subject to liability for any act or omission in the course of, or connected with, rendering services or performing its obligations hereunder.

10. Termination and Amendment. This Agreement is effective as of May 3, 1999 and
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will continue in effect for two years and from year to year thereafter as long as it is specifically approved at least annually by vote of the Board of Trustees of the Trust including the vote of a majority of such Trustees who are not interested persons (as defined in the Investment Company Act of 1940, as amended) of the Adviser or of the Fund; provided, however, that (1) this Agreement may at any time be terminated by the Trust on 60 days' written notice to the Adviser without the payment of any penalty either by vote of the Board of Trustees of the Trust or by the vote of a majority of the outstanding shares of the Fund (as defined in the Investment Company Act of 1940, as amended); (2) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940, as amended); and (3) this Agreement may be terminated by the Adviser on 60 days' written notice to the Trust without the payment of any penalty. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved at a meeting by the vote of a majority of the outstanding shares of the Fund, if such approval is required by the Investment Company Act of 1940, as amended, or the rules and regulations thereunder, and by the vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or interested persons of the Adviser.

11. Obligation of the Trust. A copy of the Agreement and Declaration of Trust of
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the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this agreement is executed on behalf of the Trustees as Trustees of the
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Trust and not individually, and that the obligations of this agreement are not binding upon any of the Trustees or shareholders individually, but are binding only upon the assets and property of the relevant series of the of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                           MML SERIES INVESTMENT FUND
                           on behalf of MML Equity, MML Money Market, MML Blend, MML Small Cap Value Equity, MML Equity Index, MML Growth Equity and MML Small Cap Growth Equity Fund


                           By:  /s/ Stuart H. Reese
                              -------------------------------
                                Stuart H. Reese
                                President

                           MASSACHUSETTS MUTUAL LIFE
                           INSURANCE COMPANY



                           By:  /s/ Michael D. Hays
                              -------------------------------
                                Michael D. Hays
                                Senior Vice President
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                                    APPENDIX

                  COMPENSATION AMOUNTS FOR THE FOLLOWING FUNDS

MML EQUITY FUND, MML MONEY MARKET, and MML BLEND
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 .50% on first $100 million
 .45% on next $200 million
 .40% on next $200 million
 .35% over $500 million

MML SMALL CAP VALUE EQUITY FUND
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 .65% on first $100 million
 .60% on next $100 million
 .55% on next $300 million
 .50% over $500 million

EQUITY INDEX FUND
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 .40% on first $100 million
 .38% on next $150 million
 .36% over $250 million

MML GROWTH EQUITY FUND
----------------------

 .80% on first $300 million
 .77% on next $300 million
 .75% on next $300 million
 .37% on next $600 million
 .25% on assets over $1.5 billion

MML SMALL CAP GROWTH EQUITY FUND
--------------------------------

1.075% on first $100 million
1.050% on next $100 million
1.025% on next $300 million
1.000% on assets over $500 million